Exhibit 10.9

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement, dated as of November 25, 2009 (the “Agreement”), is by and between CorMedix Inc., a Delaware corporation with principal executive offices at 86 Summit Avenue, Suite 301, Summit, NJ  07901-3647 (the “Company”), and John C. Houghton, residing at 18 Perry Road, Annandale, NJ 08801 (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive are parties to that certain existing employment agreement, dated as of December 22, 2006 (the “Existing Employment Agreement”), pursuant to which Executive originally served as the Company’s Chief Business Officer;

WHEREAS, Executive was promoted to President and Chief Executive Officer on May 29, 2009, and the parties wish to amend and restate the Existing Employment Agreement to reflect Executive’s employment by the Company as its President and Chief Executive Officer, and the Executive desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.           Employment.

(a)           Services.  The Executive will be employed by the Company as its President and Chief Executive Officer. The Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with his position as President and Chief Executive Officer (the “Services”).  Executive agrees to carry out and abide by all lawful directions of the Board consistent with his position as Chief Executive Officer and President.

(b)           Acceptance.  The Executive hereby accepts such employment and agrees to render the Services.

2.           Term. The Executive's employment under this Agreement (as it may be extended, the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall continue for a term of two (2) years, unless sooner terminated pursuant to Section 9 of this Agreement; provided, however, that the Term shall be extended automatically for additional one-year periods unless one party shall advise the other in writing at least sixty (60) days before the initial expiration of the Term or an anniversary date thereof that this Agreement shall no longer be so extended.  Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 6, 7, 10, and 11 shall survive the expiration or termination hereof.

3.           Best Efforts; Place of Performance.

(a)           The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that the Executive knows, or should reasonably know, will adversely affect, or negatively reflect upon, the Company.

(b)           The duties to be performed by the Executive hereunder shall be performed primarily at the executive offices of the Company in Summit, New Jersey, or wherever the principal executive offices of the Company shall hereafter be located, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate.  Notwithstanding the foregoing, the Executive’s primary place of business may not be relocated outside of the New York metropolitan area without his written consent.

4.           Directorship.  The Company shall use its best efforts to cause the Executive to be elected as a member of its Board throughout the Term and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire.  The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefore other than as specified in this Agreement.

5.           Compensation.  As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)           Base Salary.  The Company shall pay the Executive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) (as it may be increased from time to time, the “Base Salary”), less applicable withholdings and deductions. Payment shall be made in accordance with the Company’s normal payroll practices.  The Board shall annually review the Base Salary to determine whether an increase in the amount thereof is warranted.

(b)           Discretionary Bonus.  At the sole discretion of the Board, the Company shall pay the Executive an additional cash bonus (the “Discretionary Bonus”) in an amount equal to up to thirty percent (30%) of his Base Salary, based upon the attainment by the Executive and the Company of certain financial, clinical development and business milestones (the “Milestones”) as established annually by the Board (or a committee thereof), after consultation with the Executive.  No formal Milestones will be established unless and until the Company consummates an equity financing sufficient in the good faith determination of the Board to fund the Company’s clinical development programs, and any bonus will be based on an assessment of overall contribution and performance by the Board, after consultation with the Executive, as well as the Company’s existing cash-on-hand.  Milestones for each calendar year following the consummation of such financing shall be established by the Board, after consultation with the Executive, not more than sixty (60) days following the beginning of each calendar year.  The Discretionary Bonus, if any, shall be payable in cash as a lump-sum payment no later than seventy-five (75) days after the end of each calendar year.

(c)           IPO and Market Capitalization Bonuses.

(i)            Within thirty (30) days after the closing of the Company’s initial public offering (“IPO”), the Company shall pay to the Executive a onetime cash bonus of Fifty Thousand Dollars ($50,000).

(ii)           The first time that the Market Capitalization (as defined below) of the Company shall exceed One Hundred Twenty-Five Million Dollars ($125,000,000) for a period of thirty (30) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least Fifty Thousand (50,000) shares per trading day (the “First Capitalization Milestone”), then the Company shall pay to the Executive a onetime cash bonus of Two Hundred Fifty Thousand Dollars ($250,000), payable within ten (10) days of the occurrence of the First Capitalization Milestone.

(iii)          The first time that the Market Capitalization of the Company shall exceed Two Hundred Fifty Million Dollars ($250,000,000) for a period of thirty (30) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least One Hundred Thousand (100,000) shares per trading day (the “Second Capitalization Milestone”), then the Company shall pay to the Executive a onetime cash bonus of Three Hundred Fifty Thousand Dollars ($350,000), payable within ten (10) days of the occurrence of the Second Capitalization Milestone.

(iv)          The first time that the Market Capitalization of the Company shall exceed Five Hundred Million Dollars ($500,000,000) for a period of thirty (30) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least One Hundred Thousand (100,000) shares per trading day (the “Third Capitalization Milestone”), then the Company shall pay to the Executive a onetime cash bonus of Five Hundred Thousand Dollars ($500,000), payable within ten (10) days of the occurrence of the Third Capitalization Milestone.

(v)           The first time that the Market Capitalization of the Company shall exceed One Billion Dollars ($1,000,000,000) for a period of thirty (30) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least one hundred thousand (100,000) shares per trading day (the “Fourth Capitalization Milestone” and together with the First Capitalization Milestone, the Second Capitalization Milestone and the Third Capitalization Milestone, collectively the “Market Capitalization Milestones” and each individually, a “Market Capitalization Milestone”), then the Company shall pay to the Executive a onetime cash bonus of One Million Dollars ($1,000,000), payable within 10 days of the occurrence of the Fourth Capitalization Milestone.

(vi)           For purposes of this Agreement, “Market Capitalization” shall be determined by multiplying the total shares of the Company’s Common Stock on a Fully-Diluted basis by the last reported closing price of the Company’s Common Stock on a nationally recognized exchange, NASDAQ, or in the over-the-counter market as reported by the National Quotation Bureau or similar organization; and (“Fully-Diluted Basis” shall mean the number of shares of Common Stock then outstanding, then issuable directly or indirectly upon exercise of rights, options, or warrants, or then issuable directly or indirectly upon conversion or exchange of convertible securities or evidences of indebtedness, to the extent those derivative securites are in-the-money, and calculated on a “treasury-basis” method).

(vii)          The Executive may qualify for more than one bonus for a Market Capitalization Milestone based on the same trading period, but not more than one of each level of Market Capitalization Milestone.

(d)           Withholding.  The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(e)           Initial Option Grant.  As additional compensation for the Services to be rendered by the Employee pursuant to this Agreement, upon the completion of the IPO, the Company shall grant to the Employee an option to purchase a number of shares of common stock, par value $0.001 (the “Common Stock”), of the Company representing five percent (5.0%) of the Common Stock of the Company outstanding upon completion of the IPO on a fully diluted basis.  The option shall be granted pursuant to the terms of the Company’s 2006 Stock Incentive Plan, as it may be amended from time to time, with an exercise price per share equal to the price at which shares of Common Stock of the Company are sold in the IPO and shall vest in three equal annual installments with the first installment vesting on the first anniversary of the grant date.

(f)           Expenses.  The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.  To the extent that any such reimbursement would be taxable, the amount of expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other year; the reimbursement shall be made on or before the last day of the Executive’s taxable year following the year on which the expense was incurred; and the right to reimbursement is not subject to liquidation or exchange for another benefit.

(g)           Other Benefits.  The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.  Executive shall be designated as a named insured on directors’ and officers’ liability insurance of the Company.

(h)           Vacation.  The Executive shall be entitled to a vacation of four (4) weeks per annum, of which no more than two (2) weeks may be taken consecutively, in addition to holidays observed by the Company and reasonable periods of paid personal and sick leave in accordance with the Company’s policies for senior executives of the Company.

6.           Confidential Information and Inventions.

(a)           The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information owned by, or received by or on behalf of the Company or any of its affiliates.  “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company.  The Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.  The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company, unless and until such Confidential and Proprietary Information has become public knowledge without fault by the Executive.  The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b)           Except with prior written authorization by the Company, the Executive agrees that during the Term and thereafter, he will not disclose or publish:

(i)           any of the Confidential and Proprietary Information; or

(ii)          any confidential, scientific, technical or business information of any other party to whom the Executive knows, or should reasonably know, that the Company or any of its affiliates owes an obligation of confidence.

(c)           The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however that this Section 6(c) shall not apply to Inventions which are not directly or indirectly related to the business of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential and Proprietary Information.  Subject to the foregoing, the Executive hereby assigns to the Company all right, title and interest he may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c).

(d)           Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Inventions.  Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Inventions.  Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this paragraph.

(e)           The Executive acknowledges that while performing the Services, the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology or healthcare which the Executive knows or should reasonably know may be of potential interest to the Company or one of its subsidiaries (the “Third Party Inventions”).  The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Term and thereafter shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company unless the Company has expressly abandoned its interest in such Third Party Inventions in writing.

(f)           Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

(g)           During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(h)           The Executive agrees that he will promptly disclose to the Company all Inventions initiated, made or conceived or reduced to practice, either alone or jointly with others, during the Term.

(i)            The provisions of this Section 6 shall survive any termination of this Agreement.

7.           Non-Competition, Non-Solicitation and Non-Disparagement.

(a)           The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information and the Executive agrees that, during the Term and the applicable Termination Benefits Period (as defined hereinafter), he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the “Business of the Company” (as defined below), either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in such competitive business within the geographic area in which the Company does business, which is deemed by the parties hereto to be the United States.  The Executive acknowledges that, due to the unique nature of the Company’s business, the Company has a strong legitimate business interest in protecting the continuity of its business interests and its Confidential and Proprietary Information and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company.  For purposes of this Agreement, “Business of the Company” shall mean any business relating to the development and commercialization of therapeutics (including drugs, medical devices and vaccines) for those indications in which the Company or any of its direct or indirect subsidiaries is actively engaged or has taken reasonable steps to become engaged at the time of the termination of the Executive’s employment or during the two-year period prior thereto.  Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation; and further notwithstanding the foregoing, nothing contained in this Section 7(a) shall preclude the Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which the Executive is employed, or to which the Executive provides services, is not engaged in the Business of the Company, (ii) the Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is competitive with the Business of the Company (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise’s consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to the Executive’s commencement of employment with or provision of services to the Division.

(b)          The Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 7(a) is reasonable with respect to its duration, geographic area and scope. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area state herein.

(c)          During the Term and the applicable Termination Benefits Period (as defined hereinafter), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)           solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any affiliate; or hire for any purpose any employee of the Company; or hire any former employee who has left the employment of the Company or any affiliate of the Company within twelve (12) months of the termination of such employee’s employment with the Company or any such affiliate; or hire any former employee of the Company in knowing violation of such employee’s non-competition agreement with the Company or any such affiliate (provided, that for purposes of this subsection (c)(i), the parties hereto agree that “affiliates” shall not be deemed to include any portfolio companies of Paramount Biosciences, LLC);

(ii)          solicit, divert or take away, or attempt to divert or take away, the business or patronage of any agent, client or customer of the Company which was contacted, solicited or served by the Company during the twelve-month period prior to the termination of the Executive’s employment with the Company; or

(iii)         without the consent of the Board, which shall not be unreasonably withheld, solicit or accept employment or be retained by any Person, who at any time during the twelve-month period prior to the termination of the Executive’s employment with the Company, was an agent, client or customer of the Company or any of its subsidiaries where his position will be related to the business of the Company or its subsidiaries.

(d)          The Executive agrees that both during the Term and for a period of five (5) years thereafter, Executive shall not directly or indirectly disparage, whether or not truthfully, the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.  Notwithstanding this Section, nothing contained herein shall apply to statements made by Executive (x) in the course of his responsibility to evaluate the performance and/or participate in any investigation of the conduct or behavior of officers, employees and/or others or (y) as part of any judicial, administrative or other legal action or proceeding, and nothing shall be construed to limit or impair the ability of Executive to provide truthful testimony in response to any validly issued subpoena or to file pleadings or respond to inquiries or legal proceedings by any government agency to the extent required by applicable law.

(e)          In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections.  The Company and the Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in Somerset County in the State of New Jersey and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(f)            Each of the rights and remedies enumerated in Section 7(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

(g)           In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(h)           The provisions of this Section 7 shall survive any termination of this Agreement.

8.           Representations and Warranties. The Executive hereby represents and warrants to the Company as follows:

(a)           Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b)           The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms.  No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(c)           The Executive will not use any confidential information or trade secrets of any third party in his employment by the Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

9.           Termination.  The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a)           The Executive’s employment hereunder may be terminated by the Board immediately for Cause.  Any of the following actions by the Executive shall constitute “Cause”:

(i)           The willful failure, disregard or refusal by the Executive to perform his material duties or obligations under this Agreement;

(ii)          Any willful, intentional or grossly negligent act by the Executive having the effect of materially injuring (whether financial or otherwise and as determined reasonably and in good-faith by a majority of the members of the Board) the business or reputation of the Company or any of its affiliates (provided, however, that this Section 9(a)(ii) shall not apply to any Company affiliate that is engaged in a business competitive with the Business of the Company);

(iii)         Willful misconduct by the Executive in respect of the material duties or obligations of the Executive under this Agreement, including, without limitation, willful insubordination with respect to lawful directions received by the Executive from the Board;
(iv)         The Executive’s conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea);

(v)          The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless the Executive’s actions were specifically directed by the Board;

(vi)         Any material misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii)        Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement which, if reasonably curable as determined in good faith by the Board, is not cured by the Executive within five (5) business days after written notice thereof is given to the Executive by the Company; and

(viii)       Breach by the Executive of any material provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within thirty (30) days after written notice thereof is given to the Executive by the Company.

For purposes of this Section 9(a), no act or omission by the Executive shall be considered willful if reasonably and in good faith believed by the Executive to be in, or not contrary to, the best interests of the Company.

(b)          The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability.  For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician satisfactory to both the Executive and the Company (provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties) (“Reputable Independent Physician”) to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume (with or without reasonable accommodation as that term is defined under applicable law) within the ensuing six (6) months, his employment under this Agreement by reason of physical or mental illness or injury or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder (with or without reasonable accommodation as that term is defined under applicable law) for ninety (90)or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury.  For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in a reasonable examination by a Reputable Independent Physician as set forth above.

(c)          The Executive’s employment hereunder may be terminated by the Board upon the occurrence of a Change of Control.  For purposes of this Agreement, “Change of Control” means, following the Commencement Date:

(i)           the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(ii)          the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination.

(d)          The Executive’s employment hereunder may be terminated by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i)           any material breach of this Agreement by the Company if the Executive has provided the Company with written notice of the breach and the Company has not cured such breach within thirty (30) days from such notice;

(ii)          without the Executive’s express written consent, any material reduction by the Company of the Executive's duties, responsibilities, or authority as President and Chief Executive Officer of the Company which causes his position with the Company to become of less responsibility or authority than his position as of immediately following the Commencement Date;

(iii)         a relocation of the Company's principal place of business of the Executive outside of the New York metropolitan area without the Executive's written consent; or

(iv)         the Company’s failure to include the Executive in management’s slate for election as provided in Section 4 above or, unless and until the earliest of (A) the Company becoming a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended; (B) the Company issuing securities to the public in a transaction registered under the Securities Act of 1933, as amended or (C) the first date of which the Common Stock trades on a national exchange or on the NASDAQ, including the OTC Bulletin Board, his failure to be re-elected to the Board or his removal from the Board (for reasons other than Cause (as defined herein) or pursuant to his voluntary resignation therefrom) at any time during the Term.

(e)          The Executive’s employment may be terminated by the Company or by the Executive for any reason or no reason.

(f)           The Executive’s employment may terminate by expiration of the Term, as it may be extended, by notice of non-renewal by either party in accordance with Section 2 hereof.

10.           Compensation upon Termination.

In the event the Executive’s employment is terminated pursuant to any of the subsections within Section 9, the Company shall pay to the Executive the Base Salary and benefits otherwise payable to him under Section 5 through the last day of his actual employment by the Company, any reimbursable business expenses, and any earned but unpaid bonuses (together, the “Accrued Compensation”).  In addition to the Accrued Compensation:

(a)           If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, (i) his Base Salary through the date which is ninety (90) days after his death or Disability and (ii) such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company.  All shares of common stock of the Company held by Executive that are subject to vesting (“Restricted Shares”) and all options to purchase shares of common stock of the Company (“Stock Options”) that are scheduled to vest on or before the next succeeding anniversary of the Commencement Date shall be accelerated and deemed to have vested as of the termination date.  All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to the Company as of such date.  Stock Options that have vested as of the Executive’s termination shall remain exercisable for twelve (12) months following such termination.  All payments, benefits and/or grants under this Section 10(a) shall be subject to Executive’s execution and delivery within 21 days of separation from service of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form that is acceptable to the Company, with such payments, benefits, and/or grants commencing within 30 days of the Executive’s separation from service.

(b)           If the Executive’s employment is terminated by the Board for Cause, then the Company shall provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company.  The Executive shall have no further entitlement hereunder to any other compensation or benefits from the Company except to the extent otherwise provided by law.  All Restricted Shares and Stock Options that have not vested as of the date of termination shall be forfeited to the Company as of such date.  Stock Options that have vested as of the Executive’s termination shall remain exercisable for ninety (90) days following such termination.

(c)           If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than for Cause or under circumstances specified in Section 10(d), or if the Executive’s employment is terminated by the Executive for Good Reason, then the Company shall (i) continue to pay to the Executive his Base Salary and benefits for a period of six (6) months following the termination of the Term (such period of payment referred to herein as the “Section 10(c) Termination Benefits Period”), or, in the case of benefits, such time as the Executive receives equivalent coverage and benefits under plans and programs of a subsequent employer; and (ii) provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company.  In addition, all Restricted Shares and Stock Options that are scheduled to vest during the twelve (12) month period following such termination shall be accelerated and deemed to have vested as of the termination date.  All Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of the Executive’s termination shall remain exercisable for a period of ninety (90) days.  Notwithstanding anything to the contrary, if any of the Executive’s benefits pursuant to Section 10(c)(i) hereof cannot be provided to former employees, the Company shall provide the Executive, in a single lump sum payment within ninety (90) days of separation from service, with payment in whatever amount is necessary for the Executive to purchase the equivalent benefit(s), with the payment grossed up as necessary to comport with the tax-free nature of the Company’s direct provision of certain of those benefits.  All payments, benefits and/or grants under this Section 10(c) shall be subject to Executive’s execution and delivery within 21 days of separation from service of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form that is acceptable to the Company, with such payments, benefits, and/or grants commencing within 30 days of the Executive’s separation from service.

(d)           If the Executive’s employment is terminated by the Company (or its successor) within two (2) months prior to or six (6) months following the occurrence of a Change of Control, and on the date of termination pursuant to this Section 10(d) the fair market value of the Company’s Common Stock on a Fully-Diluted basis, in the aggregate, as determined in good faith by the Board on the date of such Change of Control, is more than $50,000,000, then the Company (or its successor, as applicable) shall: (i) continue to pay to the Executive his Base Salary and benefits for a period of six (6) months following the termination of the Term (such period of payment is referred to herein as the “Section 10(d) Termination Benefits Period”), or, in the case of benefits, such time as the Executive receives equivalent coverage and benefits under plans and programs of a subsequent employer; and (ii) provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company.  In addition, all Restricted Shares and Stock Options shall be accelerated and deemed to have vested as of the termination date.  Stock Options that have vested as of the Executive’s termination shall remain exercisable for ninety (90) days following such termination.  Notwithstanding anything to the contrary, if any of the Executive’s benefits pursuant to Section 10(d)(i) hereof cannot be provided to former employees, the Company shall provide the Executive, in a single lump sum payment within ninety (90) days of separation from service, with payment in whatever amount is necessary for the Executive to purchase the equivalent benefit(s), with the payment grossed up as necessary to comport with the tax-free nature of the Company’s direct provision of certain of those benefits.  All payments, benefits and/or grants under this Section 10(d) shall be subject to Executive’s execution and delivery within 21 days of separation from service of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form that is acceptable to the Company, with such payments, benefits, and/or grants commencing within 30 days of the Executive’s separation from service.

(e)          If the Executive’s employment is terminated by the Executive pursuant to Section 9(e) or by expiration of the Term pursuant to Section 9(f), the Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation.

(f)           If the Executive’s employment is terminated by the Company other than for reasons specified in Section 9(a) within ninety (90) days prior to the occurrence of a Market Capitalization Milestone, then the Company shall pay to the Executive the applicable cash bonus described in Section 5(c) of this Agreement as if the Executive were employed by the Company on the date of such occurrence.

(g)          This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10, except as required by law or the terms of another employee plan, program or arrangement covering him.

(h)          Upon termination of the Executive’s employment hereunder for any reason, the Executive shall submit his resignation as director of the Company in writing, effective as of the date of such termination.

(i)           Notwithstanding anything in this Agreement or any other agreement between the Executive and the Company to the contrary but subject to this Section 10(i), the Company will make the payments and acceleration of benefits under this Agreement and other compensatory arrangements without regard to whether Section 280G of the Internal Revenue Code of 1986 (the "Code") would limit or preclude the deductibility of such payments or benefits.  However, if reducing, delaying, or eliminating any payment and/or other benefit (including the vesting of his options or other equity compensation) would increase the Total After-Tax Payments (as defined below), then the amounts payable to the Executive will be reduced, delayed, or eliminated as follows (or in such other manner as the Company may specify at the applicable time) to the extent necessary to maximize such Total After-Tax Payments:

(i)           first, by reducing or eliminating any cash payments or other benefits (other than the vesting of any options or stock) and

(ii)          second, by reducing or eliminating the vesting of his options and stock that occurs as a result of a Change of Control or other event covered by Section 280G of the Code.

The Company's independent, certified public accounting firm will determine whether and to what extent payments or vesting are required to be reduced in accordance with the foregoing. If there is ultimately determined to be an underpayment of or overpayment to the Executive under this provision, the amount of such underpayment or overpayment will be immediately paid to the Executive or refunded by him, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, "Total After-Tax Payments" means the total value of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to the Executive or for his benefit (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

(j)           The obligations of the Company that arise under this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.           Indemnification.  The Company shall defend and indemnify the Executive in his capacity as President and Chief Executive Officer of the Company to the fullest extent permitted under to the Delaware General Corporate Law (the “DGCL”).  The Company shall also establish a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to the obtaining of an appropriate level of Directors and Officers Liability coverage and including such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary.  The rights to indemnification shall survive any termination of this Agreement.

12.           Compliance with Code Section 409A.

(a)           If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the termination date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(b)           The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A.  If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

(c)           For purposes of the Agreement, a termination of employment will be determined consistent with the rules relating to “separation from service” under Section 409A and the regulations thereunder.

(d)           The parties agree that all of the payments set forth in Section 5(c) qualify for the short term deferral exemption under Section 409A.

13.           Miscellaneous.

(a)           This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

(b)           Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Somerset County in the State of New Jersey in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect before a panel of three arbitrators appointed in accordance with such rules.  Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the exclusive jurisdiction of the state or federal courts situated in Somerset County in the State of New Jersey, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in paragraph (g) of this Section 13.  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the panel of arbitrators.  Pending such resolution of any claim, the Executive shall be entitled to continue to receive all payments and benefits due under this Agreement or otherwise, unless the arbitration panel determines otherwise.  Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)           This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)           This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)           This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)            The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)           All notices, demands or other communications desired or required to be given by any party to any other party hereto shall be in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) upon confirmation of receipt of telecopy or other electronic facsimile transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Post Office, postage prepaid, in each case to such party at the address set forth on the signature page hereto; or to such other addresses and to the attention of such other individuals as any party shall have designated to the other parties by notice given in the foregoing manner.

(h)           This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)            As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j)            The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)           This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(l)            As used in this Agreement, the masculine, feminine or neutral gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.  Additionally, unless the context requires otherwise, "or" is not exclusive.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CORMEDIX, INC.

By:	/s/ Russell H. Ellison
Name: Russell H. Ellison
Title: Chairman of the Board

EXECUTIVE

/s/ John C. Houghton
John C. Houghton

Appendix A

None.